Exhibit 10.1

THIS AGREEMENT IS SUBJECT TO ARBITRATIONPURSUANT TO S.C. CODE

ANN. § 15-48-10 ET SEQ.

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) is entered into by John C. Eldh (“Executive”) and ScanSource, Inc. (“ScanSource” or the “Company”) (each, a “Party,” and together, the “Parties”) and is effective eight days after executed by both Parties, assuming no revocation by Executive.

WHEREAS, Executive has voluntarily resigned his employment effective November 17, 2023;

WHEREAS, the Parties have agreed to a transition plan and separation package with the Separation Benefits defined in Paragraph 2 of this Agreement; and

WHEREAS, this Agreement modifies and supersedes Executive’s Offer Letter, dated September 27, 2019 (“Offer Letter”) and the ScanSource, Inc. Severance Plan for John C. Eldh, dated October 2, 2019 (“Severance Plan”); and

WHEREAS, Executive agrees to the conditions set forth herein in consideration of the Company’s promises and covenants with respect to which the General Release in Paragraph 3 of this Agreement is an integral part; and

NOW THEREFORE, the Parties agree as follows:

1.	Last Day of Employment; Resignation.

The Parties agree that the Executive has resigned from his role as President of the Company, effective November 17, 2023 (“Separation Date”). Assuming that Executive does not revoke and complies with all of the terms of this Agreement, Executive will be paid his base salary through his Separation Date. Executive acknowledges that he shall not be entitled to receive any incentive, bonus, or other compensation or benefits whatsoever under the Offer Letter, Severance Plan or any other bonus, equity or compensatory agreement other than (i) as set forth in Paragraph 2 of this Agreement and (ii) any equity awards that vest prior to the Separation Date, including without limitation the Restricted Stock Units (RSUs) and options scheduled to vest in November 2023.

2.	Separation Benefits.

(a) Eligibility. Executive’s eligibility to receive the Separation Benefits set forth in Paragraph 2(b)-(d) is contingent upon: (i) Executive timely signing and abiding by the material terms of this Agreement upon presentation of the Agreement; (ii) Executive signing and not revoking another copy of this Agreement with the General Release on the Separation Date, covering the time period from initial execution of the Agreement through the Separation Date; and (iii) Employee’s reasonably satisfactory job performance/conduct through the Separation Date. No Separation Benefits will be due unless all of these conditions are met.

(b)

Separation Pay. As consideration for each and every covenant and promise of Executive contained in this Agreement, the Company agrees to pay Executive an amount equal to $1,500,000.00, subject to W-2 reporting and less applicable state and federal taxes and withholdings (“Separation Pay”). This payment shall be paid in a lump sum within 30 days following November 17, 2023. The Separation Pay includes a payment for a medical health stipend and also includes any bonus Executive may otherwise have been eligible to receive as a Named Executive Officer in connection with the Company’s insurance claim related to its cyber coverage.

(c)	Pro Rata FY 2024 Bonus. Executive will remain eligible for a pro rata share of the Fiscal Year 2024 Bonus, to be calculated and paid pursuant to the plan terms on or around September 2024.

(d) Effect of Separation on Other Existing Benefits. Except as otherwise set forth herein, including clause (c) above, as of the Separation Date, Executive shall cease to be an active participant in the Company’s bonus, incentive, stock, and benefit programs, including, without limitation, the Company’s Nonqualified Deferred Compensation Plan, Long-Term Incentive Plan, Omnibus Incentive Compensation Plan, Employee Stock Purchase Plan, Supplemental Executive Retirement Plan, Management Incentive Plan, and all unvested awards under such plans shall automatically terminate. Following Executive’s Separation Date, Executive’s rights to continue any benefits under the Company’s health and welfare plans, to convert any such benefits to personal policies, to receive any vested or accrued benefits under those plans, or to elect COBRA coverage will be governed by the terms of the applicable plan documents and law.

3. General Release.

Executive, for himself, his successors, assigns, executors, administrators, insureds, attorneys, and all those entitled to assert his rights, now and forever hereby releases and discharges the Company and its respective past and present officers, directors, shareholders, stockholders, trustees, partners, joint ventures, board members, employees, agents, parent corporations, divisions, wholly or partially owned subsidiaries, affiliates, estates, predecessors, successors, heirs, executors, administrators, assigns, representatives, insurers, benefit plans, and attorneys (the “Released Parties”), from any and all legal, administrative, and/or equitable claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorneys’ fees and costs, or liabilities of any nature whatsoever, in law or in equity, which Executive ever had or now has against the Released Parties, including any claims arising by reason of or in any way connected with any employment relationship which existed between the Company or any of its parents, subsidiaries, affiliates, or predecessors, and Executive. It is understood and agreed that this General Release is intended to cover all actions, causes of action, claims or demands for any damage, loss or injury, which may be traced either directly or indirectly to the aforesaid employment relationship, or the termination of that relationship, that Executive has, had or purports to have, from the beginning of time to the date of this Agreement, whether known or unknown, that now exists, no matter how remotely they may be related to the aforesaid employment relationship including but not limited to claims for employment discrimination under federal, state or local statutes. Without limiting the broadness of the foregoing language, Executive agrees to release the Released Parties from any and all claims under:

a.	Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991;

b.	Section 1981 of the Civil Rights Act of 1866, as amended;

c.	Executive Orders 11246, 13496, and 11141;

d.	the Equal Pay Act of 1963;

e.	the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA);

f.	the Americans with Disabilities Act of 1990 and any amendments thereto, including the ADA Amendments Act of 2008;

g.	the Rehabilitation Act of 1973;

h.	the Employee Retirement and Income Security Act of 1974;

i.	the Sarbanes-Oxley Corporate Reform Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”);

j.	Whistle-blower and/or retaliation claims or suits under the Sarbanes-Oxley Act of 2002 and/or the Dodd-Frank Act;

k.	the Family and Medical Leave Act of 1993, as amended;

l.	the Health Insurance Portability and Accountability Act of 1996 (HIPAA);

m.	the Fair Labor Standards Act of 1938, as amended;

n.	the Occupational Safety and Health Act;

o.	the Uniformed Services Employment and Re-employment Act of 1994;

p.	the Worker Adjustment and Retraining Notification Act;

q.	the Lilly Ledbetter Fair Pay Act of 2009;

r.	the Fair Credit Reporting Act;

s.	the Consumer Credit Protection Act;

t.	the Immigration Reform and Control Act of 1986;

u.	the Genetic Information Nondiscrimination Act of 2008;

v.	the Age Discrimination in Employment Act;

w.	The Older Workers Benefit Protection Act;

x.	the South Carolina Payment of Wages Act;

y.	the South Carolina Human Affairs Law;

z.	claims arising under the United States and/or South Carolina Constitutions;

aa.	claims for severance, commissions, bonuses, vacation pay, or any express or implied contracts, including under the Offer Letter or the Severance Plan;

bb.

any common law claims or claims founded in tort (including negligence) for wrongful discharge, negligence, negligent hiring, negligent training or negligent supervision, assault or battery, invasion of privacy, false imprisonment, intentional infliction of emotional distress, defamation, libel, slander, promissory estoppel, detrimental reliance, quantum meruit, unjust enrichment, breach of contract (oral, written or implied), or any other equitable basis or action;

cc.	claims that the Company treated or dealt with Executive unfairly or not in good faith;

dd.

any claims arising under any other federal, state or local law, statute, regulation, ordinance, treaty or law of any other type, or any other cause of action or theory of recovery arising by virtue of Executive’s employment relationship and/or affiliation with ScanSource; and

ee.	any public policy, tort or common law.

Without waiving any prospective or retrospective rights under the Fair Labor Standards Act, Executive admits that Executive has received from ScanSource all rights and benefits, if any, due or potentially due to him pursuant to the Fair Labor Standards Act. Executive understands and acknowledges that it is the Parties’ intent that Executive releases all claims that can be legally released but no more than that.

Executive affirms that while Executive was employed with the Company, Executive had no known and unreported workplace injuries or occupational diseases and was not denied leave under the Family and Medical Leave Act of 1993.

Executive represents and agrees that Executive has been paid and has received all paid or unpaid leave, compensation, wages, overtime, vacation or sick pay, bonuses and/or benefits to which Executive may be entitled and no other amounts, except as may be provided in this Agreement, are due to Executive.

To the maximum extent permitted by law, Executive waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective, or multi-party action or proceeding in which any of the Released Parties is a party. Executive specifically agrees not to attempt to institute any proceedings or pursue any action pursuant to any laws (state, local, or federal) in any jurisdiction (state, local, or federal) based on employment with or termination from the Company except as required or protected by law. Nothing in this Agreement prohibits or prevents Executive from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblower proceeding or other proceeding before any federal, state, or local government agency (e.g. EEOC, NLRB, SEC., etc.). However, to the maximum extent permitted by law, Executive agrees that if such an administrative claim is made, Executive shall not be entitled to recover any individual monetary relief or other individual remedies.

4.	Special Notification Under the Age Discrimination in Employment Act.

Executive acknowledges: (a) that he was advised to consult with an attorney prior to executing this Agreement; (b) that he was allowed up to a period of twenty-one (21) calendar days to consider the Agreement but has voluntarily signed the Agreement prior to the expiration of that time period; (c) that he is not eligible for the consideration he will receive in Paragraph 2 of this Agreement except for his agreement to be bound by the terms of this Agreement; and (d) that he was advised that he may revoke this Agreement within seven (7) days after he executes it. For this revocation to be effective, written notice must be postmarked or received by Michael Baur, Chief Executive Officer, no later than the close of business on the seventh day after Executive has executed this Agreement. If Executive revokes this Agreement, it will not be effective or enforceable, and Executive will not receive any of the payments or benefits described in this Agreement.

5.	Acknowledgement of No Known Wrongdoing.

Executive acknowledges and represents that as an employee of the Company, he has been obligated to, and has been given the full and unfettered opportunity to, report timely to the Company any conduct that would give rise to an allegation that the Company or any affiliate of the Company has violated any laws applicable to its businesses or has engaged in conduct which could otherwise be construed as inappropriate or unethical in any way, even if such conduct is not, or does not appear to be, a violation of any law. Executive acknowledges that a condition of the payment of any consideration provided by the Company to the Executive hereunder is his truthful and complete representation to the Company regarding any such conduct, including but not limited to conduct regarding compliance with the Company’s Code of Ethics, policies, and procedures, and with all laws and standards governing the Company’s business.

Executive’s truthful and complete representation, based on his knowledge and memory, is as follows: Executive has not been directly or indirectly involved in any such conduct; no one has asked or directed him to participate in any such conduct; and Executive has no specific knowledge of any conduct by any other person(s) that would give rise to an allegation that the Company or any affiliate of the Company has violated any laws applicable to its businesses or has engaged in conduct which could otherwise be construed as inappropriate or unethical in any way.

6.	Continued Cooperation.

Executive agrees that he shall, to the extent reasonably requested by the Company, cooperate with the Company in any pending or future charge, complaint, litigation (including alternative dispute resolution) or investigation and regarding which Executive was involved during the course of his work with the Company and is reasonably expected to have knowledge or information, or in which Executive did or is alleged to have participated during his employment with the Company. Executive further agrees that in any such litigation (including alternative dispute resolution) or investigation, he will, without the necessity of a subpoena, provide truthful testimony relevant to the litigation (including alternative dispute resolution) or investigation in any jurisdiction in which the Company requests. the Company will reimburse Executive for reasonable expenses incurred by Executive in complying with this Section to the extent such expenses are authorized by the Company in advance. The Company and Executive acknowledge and agree that nothing in this Section 6 of this Agreement nor any other provision of this Agreement affects Executive’s obligations to cooperate with any government investigation or to respond truthfully to any lawful governmental inquiry or to give truthful testimony in court.

7.	Governing Law.

This Agreement shall be construed in accordance with the laws of the state of South Carolina and any applicable federal laws.

8.	Restrictive Covenants.

Executive has previously agreed to certain restricted covenants set forth in the Severance Plan, which are hereby superseded as follows:

(a) Non-Compete. The Parties agree that for a period of eighteen (18) months following the Separation Date, Executive will not, directly or indirectly, alone or in association with or on behalf of any other person or entity, own, manage, operate, join, control, be employed by or with, participate in, or provide the same or substantially the same services as those Executive provided to the Company during the last two years of the Participant’s employment with the Company to any of the following entities: Arrow, BlueStar, CDW, Ingram Micro, Synnex, Tech Data, C1, appDirect, Upstack, Capteon, Amplix, Renodis and Opex (each, an “18-Month Restricted Entity”). The Parties further agree that for a period of thirteen (13) months following the Separation Date, Executive will not, directly or indirectly, alone or in association with or on behalf of any other person or entity, own, manage, operate, join, control, be employed by or with, participate in, or provide the same or substantially the same services as those Executive provided to the Company during the last two years of the Participant’s employment with the Company to any of the following entities: PAX8, Telarus, Avant, Bridgepoint and Bluewave (each, a “13-Month Restricted Entity”). In the event that Executive becomes affiliated with any 13-Month Restricted Entity, and such entity is purchased by an 18-Month Restricted Entity, Executive shall not be prohibited from owning, managing, operating, joining, controlling, employment with, participating in, or providing services to such purchasing 18-Month Restricted Entity during the balance of the restricted period.

(b) Non-Solicitation of Vendors, Manufacturers, Customers, or Suppliers. For a period of eighteen (18) months following the Separation Date, Executive agrees he will not, directly or indirectly, alone or in association with or on behalf of any other person or entity, solicit any of the Company’s vendors, manufacturers, customers or suppliers with whom the Executive had business contact during the course of the Executive’s employment with the Company for the purpose of providing the same or substantially the same products or services as those provided by the Company and will not induce or encourage any vendors, manufacturers, customers or suppliers to cease doing business with the Company or materially alter their relationship with the Company. Notwithstanding anything to the contrary herein, should Executive become affiliated with a 13-Month Restricted Entity, the restricted period applicable to this Section 8(b) shall be reduced to thirteen (13) months following the Separation Date.

(c) Non-Solicitation of Prospective Vendors, Manufacturers, Customers or Suppliers. For a period of eighteen (18) months following the Separation Date, Executive agrees he will not, directly or indirectly, alone or in association with or on behalf of any other person or entity, solicit any of the Company’s prospective vendors, manufacturers, customers or suppliers with whom Executive had business contact during the course of Executive’s employment with the Company for the purpose of providing the same or substantially the same products or services as those provided by the Company. Notwithstanding anything to the contrary herein, should Executive become affiliated with a 13-Month Restricted Entity, the restricted period applicable to this Section 8(b) shall be reduced to thirteen (13) months following the Separation Date.

(d) Non-Solicitation of Employees. For a period of eighteen (18) months following the Separation Date, Executive agrees he will not, directly or indirectly, alone or in association with or on behalf of any other person or entity, solicit any of the Company’s employees to leave the Company.

(e) Non-Disclosure. Subject to the penultimate sentence in the last paragraph of Section 3, for a period of no less than sixty (60) months from the Separation Date or for so long as the information remains protected thereafter, the Executive agrees that he will not, either directly or indirectly, misappropriate, take, remove, publish, disseminate, provide, or otherwise disclose any Confidential Information or Trade Secrets to any third party, without the Company’s prior written consent.

(f) No Misuse of Confidential Information or Trade Secrets. Subject to the penultimate sentence in the last paragraph of Section 3, for a period of no less than sixty (60) months from the Separation Date or for so long as the information remains protected thereafter, the Executive agrees that he will not, either directly or indirectly, for his own behalf or otherwise, use in any manner the Company’s Confidential Information or Trade Secrets.

(g) Return of Company Property. Within two (2) business days following Executive’s Separation Date, Executive shall return to the Company any and all documents, materials, tangible information, or other property reflecting or containing the Company’s Confidential Information or Trade Secrets or that otherwise belong to the Company that Executive has in his possession. Executive acknowledges that all such materials are the sole exclusive property of the Company and that the Executive has no right, title, or interest in such information. If requested by the Company, Executive further agrees to execute a stipulation that he has complied with this obligation.

(h) Non-Disparagement. Executive agrees that for the remaining term of Executive’s employment, and for a period of five (5) years thereafter, he will not disparage the Company to any third parties. Similarly, Company agrees that for the remaining term of Executive’s employment, and for a period of five (5) years thereafter, the Company will instruct the following individuals to not disparage Executive to any third parties: Mike Baur, Steve Jones, Alex Conde, Rachel Hayden and Shana Smith.. The obligations set forth in this Section 8 shall not apply to the respective Parties’ obligation to cooperate with any government investigation or to respond truthfully to any lawful governmental inquiry or to give truthful testimony in a court of law. Further, Executive and the Company shall mutually agree on any internal communications concerning Executive’s separation from the Company.

9.	Entire Agreement/Modification/Waiver.

This Agreement constitutes the entire understanding of the Parties, and no representation, promise, or inducement not included herein shall be binding upon the Parties. Executive and the Company affirm that the only consideration for the signing of this Agreement are the terms set forth above and that no other promises or assurances of any kind have been made to him by the Company or any other entity or person as an inducement for either to sign this Agreement. This Agreement may not be changed orally but only by an agreement in writing signed by the Parties or their respective heirs, legal representatives, successors, and assigns. No waiver by any Party hereto at any time of any breach by any other Party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the Parties hereto or from any failure by any Party hereto to assert its rights hereunder on any occasion or series of occasions.

10.	Validity/Severability.

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any portion or any provision shall not affect the validity or enforceability of the other portions or provisions. Such provisions shall be appropriately limited and given effect to the extent they may be enforceable.

11.	Arbitration.

Executive agrees to have any and all disputes or controversies arising under or in connection with this Agreement settled by final and binding arbitration administered by the American Arbitration Association (“AAA”) under its National Rules for the Resolution of Employment Disputes and the Federal Arbitration Act, 9 U.S.C. §1,

et seq. subject to the following: (a) such arbitration shall take place in Greenville, South Carolina; (b) such arbitration shall be arbitrated by one (1) neutral arbitrator with at least ten (10) years of employment arbitration experience and chosen by both Parties from the AAA Roster of Neutral Arbitrators; (c) either Party may seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that Party, pending the establishment of the arbitral tribunal; (d) discovery shall consist of the exchange of non-confidential and non-privileged documents that are strictly relevant to the claims before the arbitrator, shall be concluded within forty-five (45) days following the appointment of the arbitrator, and, in case of depositions, shall consist of no more than three (3) depositions per Party with a maximum duration of three (3) hours each, and all depositions shall be held within thirty (30) days of the making of a request; (e) the arbitration will be based on the submission of documents and there shall be no in-person or oral hearing; (f) the award shall be issued within six (6) months of the filing of the notice of intention to arbitrate and the arbitrator shall agree to comply with this schedule before accepting appointment; (g) except as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties; (h) the arbitrator shall not have authority the authority to award punitive damages; (i) each Party shall bear its own attorney’s fees with the Company bearing the arbitrator’s and administrative fees related to arbitration; and (j) judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.

12.	No Admission Of Wrongdoing.

The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by either Party of wrongdoing or evidence of any liability or unlawful conduct of any kind. Both Parties denies any wrongdoing in all respects.

Executive agrees that he has carefully read this Agreement and is signing it voluntarily.

/s/ John C. Eldh
John C. Eldh

Date: September 22, 2023

For ScanSource, Inc.:

/s/ Michael Baur

By:	Michael Baur

Its:	CEO

Date:	September 22, 2023

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EXECUTIVE ACKNOWLEDGES THAT THIS AGREEMENT WAS SIGNED AGAIN ON THE SEPARATION DATE, AND EXECUTIVE RE-AFFIRMS THE GENERAL RELEASE AND ALL PROVISIONS IN THIS AGREEMENT.

John C. Eldh

Date:

For ScanSource, Inc.:

By:

Its:

Date: